Exhibit 77M to NSAR dated June 30, 1997

Madison Bond Fund, Inc.

(a)  Matters regarding the merger of:

Madison Bond Fund, Inc., 811-5952
into Mosaic Bond Fund, a series of Mosaic Income Trust, 811-3616

(b) On April 1, 1997, the Directors of Mosaic Bond Fund, Inc., 1940 Act Registrant File Number 811-5952, approved the execution of an Agreement and Plan of Merger with Mosaic Income Trust (then known as GIT Income Trust) whereby Mosaic Income Trust's newly created Mosiac Bond Fund would assume all of the outstanding assets and liabilities of Madison Bond Fund, Inc. The Trustees of Mosaic Income Trust and the Directors of Madison Bond Fund, Inc. resolved that the merger be approved, that such merger was in the best interests of shareholders of the acquiring and selling fund and that no shareholder's interests would be diluted as a result of the merger.

On or about May 1, 1997, a Mosaic Income Trust Prospectus/Proxy Statement (Form N-14) was delivered to each Madison Bond Fund, Inc. shareholder so that the merger could be voted and approved by shareholders in accordance with Wisconsin law. On May 28, 1997, the Annual Meeting of Shareholders of Madison Bond Fund, Inc. was held at 4:00 p.m. in Madison, Wisconsin. Its shareholders voted to approve the merger of their fund with Mosaic Income Trust Mosaic Bond Fund in accordance with the Prospectus/Proxy Statement dated May 1, 1997. Of the 153,476.535 outstanding shares of Madison Bond Fund, Inc., 86,388.271 voted in favor of the merger (56.3%), 6.3% in excess of the amount required to approve the merger.

The merger was accomplished on June 13, 1997. The Mosaic Bond Fund series of Mosaic Income Trust is the legal survivor of the merger.

For accounting purposes, in light of the fact that the Mosaic Bond Fund series of Mosaic Income Trust was created solely for the purpose of acquiring the assets and liabilities of Madison Bond Fund, Inc. in order to reorganize Madison Bond Fund, Inc. as a series of Mosaic Income Trust and a other factors set forth in detail in the Prospectus and Proxy Statement dated May 1, 1997 filed by Mosaic Income Trust, the Mosaic Bond Fund series of Mosaic Income Trust assumed the accounting history of Madison Bond Fund, Inc.

In light of the merger which was completed on June 13, 1997, Madison Bond Fund, Inc., has ceased to be an investment company and will file Form N-8F within a reasonable time.